Exhibit 1

BRF announces expiration and results of its cash tender offers for its 5.875% Senior Notes due 2022, 2.750% Senior Notes due 2022, 3.95% Senior Notes due 2023 and 4.75% Senior Notes due 2024 and 4.350% Senior Notes due 2026 issued by BRF GmbH and guaranteed by BRF

São Paulo, Brazil – July 24, 2020 – BRF S.A. (“BRF”), for its own account and, in the case of the 2026 Notes (as defined below), on behalf of BRF GmbH (the “Subsidiary Issuer”), a wholly-owned subsidiary of BRF, today announces the expiration and results of its previously announced offers to purchase for cash any and all of the outstanding (i) 5.875% Senior Notes due 2022 (the “2022 Notes”) issued by BRF (the “2022 Notes Offer”), (ii) 2.750% Senior Notes due 2022 (the “Euro Notes”) issued by BRF (the “Euro Notes Offer”), (iii) 3.95% Senior Notes due 2023 (“2023 Notes”) issued by BRF (the “2023 Notes Offer”), (iv) 4.75% Senior Notes due 2024 (the “2024 Notes”) issued by BRF (the “2024 Notes Offer”) and (v) 4.350% Senior Notes due 2026 (“2026 Notes” and, together with the 2022 Notes, the Euro Notes, the 2023 Notes and the 2024 Notes, the “Notes”) issued by BRF GmbH and guaranteed by BRF (the “2026 Notes Offer” and, together with the 2022 Notes Offer, the Euro Notes Offer, the 2023 Notes Offer and the 2024 Notes Offer, the “Offers”).

The Offers were made upon the terms and subject to the conditions set forth in the offer to purchase dated July 17, 2020 (the “Offer to Purchase”) and in the accompanying Notice of Guaranteed Delivery (as defined in the Offer to Purchase). This press release is qualified in its entirety by the Offer to Purchase.

As of 8:30 a.m. (New York City time) today, July 24, 2020 (the “Expiration Date”), according to information received from D.F. King & Co., Inc., the information and tender agent for the Offers, (i) U.S.$27,190,000, or approximately 24.87% of the principal amount outstanding, of the 2022 Notes was validly tendered, and not validly withdrawn, (ii) €119,061,000, or approximately 36.66% of the principal amount outstanding, of the Euro Notes was validly tendered, and not validly withdrawn, (iii) U.S.$60,567,000, or approximately 17.51% of the principal amount outstanding, of the 2023 Notes was validly tendered, and not validly withdrawn, (iv) U.S.$64,144,000, or approximately 12.39% of the principal amount outstanding, of the 2024 Notes was validly tendered, and not validly withdrawn and (v) U.S.$76,902,000, or approximately 15.38% of the principal amount outstanding, of the 2026 Notes was validly tendered, and not validly withdrawn. The following table sets forth the principal amount of the Notes of each series validly tendered and the principal amount of such Notes that BRF has accepted for purchase on the settlement dates for the Offers, which is expected to be July 27, 2020 for the 2022 Notes, the 2023 Notes and the 2024 Notes, and July 28, 2020 for the Euro Notes (each, a “Settlement Date”).

Title of Security	Security Identifiers	Acceptance Priority Level(1)	Principal Amount Outstanding Prior to the Offers	Principal Amount Validly Tendered and Not Validly Withdrawn Prior to Expiration Date(2)	Principal Amount Accepted for Purchase on the applicable Settlement Date(1)
5.875% Senior Notes due 2022	CUSIP Nos.: 10552T AA5/P1905CAA8 ISINs: US10552TAA51/USP1905CAA82	1	U.S.$109,312,000	U.S.$27,190,000	U.S.$27,190,000
2.750% Senior Notes due 2022	ISINs: XS1242327325/XS1242327168 Common Codes: 124232732/124232716	2	€324,781,000	€119,061,000	€119,061,000
3.95% Senior Notes due 2023	CUSIP Nos.: 10552T AE7/P1905CAD2 ISINs: US10552TAE73/USP1905CAD22	3	U.S.$345,989,000	U.S.$60,567,000	U.S.$60,567,000

4.75% Senior Notes due 2024	CUSIP Nos.: 10552T AF4/P1905CAE0 ISINs: US10552TAF49/USP1905CAE05	4	U.S.$517,858,000	U.S.$64,144,000	U.S.$64,144,000
4.350% Senior Notes due 2026	CUSIP Nos.: 05583B AA7/A08163 AA4 ISINs: US05583BAA70/USA08163AA41	5	U.S.$500,000,000	U.S.$76,902,000	—

(1)	BRF accepted Notes of a series in the order of their respective Acceptance Priority Level specified in the table above (each, an “Acceptance Priority Level,” with 1 being the highest Acceptance Priority Level and 5 being the lowest Acceptance Priority Level), upon the terms and subject to the conditions set forth in the Offer to Purchase, as described below.
(2)	As reported by D.F. King & Co., Inc., the information and tender agent for the Offers, as of the Expiration Date. No Notes were tendered pursuant to the Guaranteed Delivery Procedures (as defined in the Offer to Purchase).

The Offers expired on the Expiration Date. Accordingly, Notes that have been validly tendered and not validly withdrawn may not be withdrawn or such tenders revoked, except as required by applicable law. As previously announced, BRF’s obligation to complete an Offer with respect to a particular series of Notes was conditioned on the aggregate Tender Consideration (as defined in the Offer to Purchase) (which excludes the aggregate Accrued Interest (as defined below)) payable in respect of all Notes accepted for purchase in the aggregate not exceeding U.S.$300,000,000, and, in each case, subject to the terms and conditions set forth in the Offer to Purchase. For purposes of calculating the aggregate Tender Consideration, BRF converted the Euro Notes Tender Consideration (as defined below) into U.S. dollars using a conversion rate of €1.00 to U.S.$1.1382, which was the exchange rate as of the close of business on Thursday, July 16, 2020, as displayed on the FXIP screen on Bloomberg.

The Offer to Purchase provided that if the conditions are not satisfied for every series of Notes because the aggregate Tender Consideration (which excludes the aggregate Accrued Interest) for all Notes validly tendered and not validly withdrawn is greater than U.S.$300,000,000, then BRF would, in accordance with the Acceptance Priority Levels, accept for purchase all Notes of each series validly tendered and not validly withdrawn, so long as (i) the aggregate Tender Consideration necessary to purchase all validly tendered and not validly withdrawn Notes of such series, plus (ii) the aggregate Tender Consideration necessary to purchase all validly tendered and not validly withdrawn Notes of all series having a higher Acceptance Priority Level than such series of Notes are equal to, or less than, U.S.$300,000,000.

Since the aggregate Tender Consideration (which excludes the aggregate Accrued Interest) for all Notes validly tendered and not validly withdrawn was greater than U.S.$300,000,000, BRF has accepted for purchase all Notes of each series with Acceptance Priority Levels 1 through 4 (i.e., the 2022 Notes, the Euro Notes, the 2023 Notes and the 2024 Notes) validly tendered and not validly withdrawn and has not accepted for purchase any Notes of the series with Acceptance Priority Level 5 (i.e., the 2026 Notes).

Holders of 2022 Notes who validly tendered and did not validly withdraw their 2022 Notes on or prior to the Expiration Date, and whose 2022 Notes are accepted for purchase by BRF, will be eligible to receive the tender consideration of U.S.$1,050.00 per U.S.$1,000 principal amount of 2022 Notes tendered (the “2022 Notes Tender Consideration”).

Holders of Euro Notes who validly tendered and did not validly withdraw their Euro Notes on or prior to the Expiration Date, and whose Euro Notes are accepted for purchase by BRF, will be eligible to receive the tender consideration of €1,015.00 per €1,000 principal amount of Euro Notes tendered (the “Euro Notes Tender Consideration”).

Holders of 2023 Notes who validly tendered and did not validly withdraw their 2023 Notes on or prior to the Expiration Date, and whose 2023 Notes are accepted for purchase by BRF, will be eligible to receive the tender consideration of U.S.$1,018.50 per U.S.$1,000 principal amount of 2023 Notes tendered (the “2023 Notes Tender Consideration”).

Holders of 2024 Notes who validly tendered and did not validly withdraw their 2024 Notes on or prior to the Expiration Date, and whose 2024 Notes are accepted for purchase by BRF, will be eligible to receive the tender consideration of U.S.$1,031.00 per U.S.$1,000 principal amount of 2024 Notes tendered (the “2024 Notes Tender Consideration”).

In addition to the applicable Tender Consideration, holders whose Notes were validly tendered and accepted for purchase in the Offers will also receive accrued and unpaid interest from, and including, the last interest payment date for such Notes to, but not including, the applicable Settlement Date (“Accrued Interest”).

All 2026 Notes validly tendered and not validly withdrawn pursuant to the Offer will be returned promptly to the tendering Holders, and such 2026 Notes will be credited to the applicable account maintained at the applicable Clearing System (as defined in the Offer to Purchase) from which such 2026 Notes were delivered.

Morgan Stanley & Co. LLC acted as dealer manager and D.F. King & Co., Inc. acted as information and tender agent for the Offers. The Offer to Purchase and any related supplements are available at the D.F. King & Co., Inc. website at www.dfking.com/brf. Requests for the Offer to Purchase and any related supplements may also be directed to D.F. King & Co., Inc. by telephone at +1 (212) 269-5550 or +1 (888) 605-1956 (U.S. toll free) or +44 (0) 20 7920-9700 or in writing at brf@dfking.com. Questions about the Offers may be directed to Morgan Stanley & Co. LLC by telephone at +1 (800) 624-1808 (toll free) or +1 (212) 761-1057 (collect).

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the offer to purchase, which were made only pursuant to the terms and conditions contained in the Offer to Purchase. The Offers were not made to, nor will BRF accept tenders of Notes from, holders in any jurisdiction in which the Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the laws required the Offers to be made by a licensed broker or dealer, the Offers were made by the dealer manager on behalf of BRF.

None of BRF, the Subsidiary Issuer, the information and tender agent, the dealer manager or the trustee with respect to the Notes, nor any of their respective affiliates, made any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the Offers. None of BRF, the Subsidiary Issuer, the information and tender agent, the dealer manager or the trustee with respect to the Notes, nor any of their respective affiliates, had authorized any person to give any information or to make any representation in connection with the Offers other than the information and representations contained in the Offer to Purchase.

Neither the U.S. Securities and Exchange Commission, any U.S. state securities commission nor any regulatory authority of any other country has approved or disapproved of the Offers, passed upon the merits or fairness of the Offers or passed upon the adequacy or accuracy of the disclosure in the Offer to Purchase.

About BRF

BRF is a sociedade anônima (corporation) organized under the laws of the Federative Republic of Brazil. BRF’s principal executive offices are located at Av. das Nações Unidas, 8501 – 1st Floor, Pinheiros, 05425-070, São Paulo, SP, Brazil, and its telephone number at this address is +55-11-2322-5000/5355/5048.

Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which are subject to risks and uncertainties. Other than statements of historical fact, information regarding activities, events and developments that BRF expects or anticipates will or may occur in the future are forward-looking statements based on management’s estimates, assumptions and projections. Many forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “intend,” “plan,” “believe, “estimate” and similar expressions. Forward-looking statements contained in this press release are predictions only and actual results could differ materially from management’s expectations due to a variety of factors, including those described the section titled “Risk Factors” in BRF’s Annual Report for fiscal year 2019 on Form 20-F. All forward-looking statements attributable to BRF are expressly qualified in their entirety by such risk factors. The forward-looking statements that BRF makes in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. BRF and the dealer managers assume no obligation to update developments of these risk factors or to announce publicly any revisions to any of the forward-looking statements that BRF makes, or to make corrections to reflect future events or developments, except as required by the U.S. federal securities laws.

DISCLAIMER

This press release must be read in conjunction with the Offer to Purchase, which contains important information. None of BRF, the Subsidiary Issuer, the dealer managers, the information and tender agent and any person who controls, or is a director, officer, employee or agent of such persons, or any affiliate of such persons, made any recommendation as to whether holders of Notes should have participated in the Offers.